UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2013

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547	94-3234458
(Commission File No.)	(IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600
Oakland, CA  94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 30, 2013, the Company entered into a Retention Agreement with Jane A. Freeman, the Company’s Chief Financial Officer and Treasurer, to incentivize her to remain employed with the Company until at least December 31, 2013.

The terms of Ms. Freeman’s retention agreement include:

●            Payment of a retention bonus equal to seven months of Ms. Freeman’s base salary as of December 31, 2013;

●            A guaranteed minimum payout of 100% of Ms. Freeman’s bonus under the 2013 Management Incentive Plan (MIP).  The 100% payout of the MIP bonus is not dependent on the Company’s financial performance in 2013 and Ms. Freeman will not be required to remain employed until August 2014 to receive this payment, as she otherwise would have been required under the terms of the 2013 Management Incentive Plan.  As originally adopted by the Board in February 2013, Ms. Freeman’s bonus under the MIP had a potential range from zero to 200% of her base salary; and

●            A restricted stock unit award of 100,000 shares.  The restricted stock units will begin to vest on September 10, 2013 and will vest 25% at the end of 12 months after that date and 12.5% at the end of the succeeding six six-month periods, but only for so long as Ms. Freeman is providing continuous service to the Company, subject to any applicable vesting acceleration provisions.

Eligibility for any of the above-described retention benefits is based on the following terms and conditions:

●            Ms. Freeman must remain an active employee of the Company, in good standing, until December 31, 2013 (the “Retention Period”) or have been released by the Company without Cause at its convenience before that date.

●            Ms. Freeman must maintain a satisfactory level of performance during the Retention Period, as determined by management and the Board of Directors at their sole discretion.

●            Ms. Freeman will no longer be eligible for participation in the Scientific Learning Corporation Change of Control Benefit Plan.

●            If the Company chooses to release Ms. Freeman without Cause at its convenience, but before December 31, 2013, she will still be eligible to receive the full retention bonus and the minimum payout of 100% of her bonus under the 2013 Management Incentive Plan (MIP).

If Ms. Freeman resigns before December 31, 2013, or violates any provision of the retention agreement or any other agreement she has with the Company, she will not be eligible for any portion of the above-described retention benefits.

The retention agreement also provides certain benefits in the event the Company enters into a definitive agreement that will result in a Change of Control (as defined in the Company’s Change of Control Benefit Plan).  If prior to Ms. Freeman’s termination of employment the Company enters into such an agreement, and she does not resign prior to the earlier of (1) the date of the change of control, or (2) December 31, 2013, then in addition to the above-described retention benefits, Ms. Freeman will be entitled to receive the following (the “Change of Control Benefits”):

1)            Additional severance pay equal to five (5) months’ base salary; and,

2)            Accelerated vesting on all of her equity grants (including the grant of 100,000 RSUs granted in connection with the current retention agreement).

Payment of the Change of Control Benefits is contingent upon the Change of Control occurring within 12 months of the date of Ms. Freeman’s termination of employment and will be made at the time the Change of Control occurs so long as all of the applicable conditions have been met.

If the Company chooses to release Ms. Freeman without Cause, at its convenience, three months prior or 18 months after the effective date of a Change of Control, she will still be eligible to receive the Change of Control Benefits.

For purposes of the retention agreement, "Cause" means that the Company, acting in good faith based upon the information then known to the Company, determines that Ms. Freeman has committed or engaged in willful misconduct, gross negligence, charges of theft, fraud, or other illegal or dishonest conduct which are considered to be harmful to the Company, refusal or unwillingness to perform job duties, failure to adequately perform job duties, habitual absenteeism, substantial dependence on alcohol or any controlled substance, sexual or other forms of illegal harassment or discrimination, conduct that reflects adversely upon, or making any remarks disparaging of the Company, its Board, officers, directors, advisors, affiliates or subsidiaries; insubordination; any willful act that is likely to and which does, in fact, have the effect of injuring the reputation, business, or business relationship of the Company, violation of fiduciary duty, violation of any duty of loyalty, breach of any term of this Agreement, and matters of similar gravity to any of the above enumerated grounds.

All other compensation and other terms relating to Ms. Freeman’s employment remain unchanged.

The foregoing description of Ms. Freeman’s retention agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
10.1	Retention Agreement between the Company and Jane A. Freeman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCIENTIFIC LEARNING CORPORATION

Date: July 5, 2013	By:	/s/ Christopher J. Brookhart
	Title:	Senior Vice President and General Counsel